Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-233356 on Form S-3; Registration Statement Nos. 333-203201, as amended, 333-179310, 333-173660, 333-149757, 333-101202, as amended, 333-115976, as amended, 333-159586, as amended, and 333-105773, as amended on Form S-8; Post-Effective Amendment No. 1 to Registration Statement Nos. 333-32413-99, 333-49333-99, 333-38188-99, 333-60260-99 and 333-98271-99 on Form S-8; and Post-Effective Amendment No. 5 to Registration Statement No. 333-11329-99 on Form S-8 of our report dated February 27, 2020 (May 18, 2020, as to the effects of discontinued operations and changes to reportable segments discussed in Note 1), relating to the financial statements of CenterPoint Energy, Inc. appearing in this Current Report on Form 8-K dated May 18, 2020.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 18, 2020